Exhibit 99.1

News Release                                                                                                           For Immediate Release

July 10, 2003
Greer State Bank                                                                                                      For Additional Information
1111 West Poinsett Street                                                                                      Contact: Dennis Hennett
Greer, SC 29650                                                                                                        Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Second Quarter Earnings

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $541,000, or 33 cents per diluted share, for the quarter ended June 30, 2003, compared to $570,000, or 36 cents per diluted share, for the second quarter of 2002, a decrease in net income of 5%. Year-to-date net income through June 30, 2003 was $1,062,000 or 65 cents per diluted share, compared to $1,141,000 or 72 cents per diluted share through June 30, 2002, a decrease of 7%. Commenting on the lower earnings, R. Dennis Hennett, president of Greer State Bank stated “We are disappointed that we were unable to increase net income in the first half of this year. However, the primary reason for our lower earnings in 2003 is lower interest rates on loans. Over 60% of our loans are priced on an adjustable or variable rate basis, and with interest rates now at 45 year lows, interest income on loans has been significantly lower than a year ago. Interest income from our investment portfolio has also been negatively affected by the lower rates.”

Total assets were $196,719,000 at June 30, 2003, up modestly from $192,726,000 at December 31, 2002.

Greer Bancshares Incorporated trades on the over-the-counter market under the symbol GRBS.